CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 17, 2000, on our audit of the consolidated financial statements of All-American SportPark, Inc. and Subsidiaries as of December 31, 1999, and for the year then ended, appearing in the Annual Report on Form 10-KSB.



/s/ Piercy, Bowler, Taylor & Kern

Piercy, Bowler, Taylor & Kern
Las Vegas, Nevada
July 19, 2000